Independent Auditors' Consent



The Board of Directors
Regency Centers Corporation:


We consent to the incorporation by reference in the registration statements (No. 333-930, No. 333-52089, No. 333-44724, No. 333-37911, and No. 333-58966) on
Forms S-3 and (No. 333-24971 and No. 333-55062) on Forms S-8 of Regency Centers Corporation and (No. 333-58966) on Form S-3 of Regency Centers, L.P. of our reports dated March 8, 2004, with respect to the consolidated balance sheets of Regency Centers Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2003, annual report on Form 10-K of Regency Centers Corporation.



/s/ KPMG LLP








Jacksonville, Florida
March 10, 2004